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                                                                    EXHIBIT 99.3


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CONTACT:                          OR        LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                        The Equity Group Inc.
Harlan Press                                Robert Goldstein  (212) 371-8660
Vice President and Treasurer                Devin Sullivan    (212) 836-9608
(954) 331-4200

                    CONCORD CAMERA CORP. UPDATES GUIDANCE FOR
                            FISCAL 2004 THIRD QUARTER


HOLLYWOOD, FLORIDA - May 11, 2004 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ: LENS) today announced that it will file Form 12b-25 with the Securities and Exchange Commission extending the Company's time to file a Form 10-Q for the period ended March 27, 2004. The Form 10-Q for the period ended March 27, 2004 could not be filed on its due date of May 11, 2004 without unreasonable effort or expense and the subject quarterly report will be filed on or before May 17, 2004.

The Company's Form 10-Q could not be filed within the prescribed period as a result of recent adverse changes in the marketplace which the Company believes will likely have a significant impact on the Company's results of operations. In particular, recent price declines in the digital camera market have negatively impacted the net realizable value of digital camera inventories and, in response to market conditions, the Company is re-evaluating its estimates for sales returns and allowances and the realizability of its deferred tax assets.

The Company's estimated net sales for the quarter ended March 27, 2004 ("Third Quarter Fiscal 2004") were in the range of $26 million to $28 million, which represents a decrease of $8 million to $10 million as compared to net sales of $36 million for the quarter ended March 29, 2003 ("Third Quarter Fiscal 2003"). The decrease in net sales was primarily due to pricing pressures for digital cameras, lower unit sales for all products and increases in estimated sales returns and allowances.

The Company's net loss for Third Quarter Fiscal 2004 is expected to be in the range of $19 million to $20 million, as compared to net income of $1 million for Third Quarter Fiscal 2003. The estimated net loss in Third Quarter Fiscal 2004 reflects the impact of significant inventory provisions estimated to be in the range of $6 million to $7 million in response to pricing reductions by the Company's competitors and excess inventory levels at its customers. In addition, the loss also includes unfavorable production variances due to lower than expected production volumes and manufacturing inefficiencies. The net loss also includes the impact of establishing a valuation allowance against the Company's deferred tax assets estimated to be in the range of $8 million to $9 million. These charges in Third Quarter Fiscal 2004 were offset by variable stock-based compensation income of approximately $4 million.

The ranges and estimates provided herein are subject to change as the Company has not yet finalized its assessment of the impact of recent adverse market changes on its results of operations for Third Quarter Fiscal 2004. Concord had previously provided guidance for the third quarter of net sales in the range of $30 to $35 million and a net loss in the range of $3.0 to $4.0 million, or $(0.10) to $(0.14) per share, before any variable stock option expense or income.


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Although net sales in Third Quarter Fiscal 2004 were lower than expected, net sales for the first nine months of Fiscal 2004 increased by more than 17% over the comparable period in the prior fiscal year. In conjunction with its assessment of recent market conditions, the Company continues to evaluate its strategic direction in order to operate effectively in the digital camera market place. Concord is introducing new products, enhancing product design and development capabilities, and fortifying sales and marketing infrastructure to address new sales channels. The Company is also investigating opportunities to create a more significant and visible branded product presence for its digital cameras.

Concord expects to report financial results for the third quarter on Monday, May 17, 2004. The Company will provide additional details regarding Third Quarter Fiscal 2004 operating results at that time. The results will be released before the opening of the stock market. Management of Concord will conduct a conference call to discuss the financial results for the quarter as well as other topics at 11:00 A.M. Eastern Time on Monday, May 17, 2004. Interested parties may participate in the call by dialing (973) 317-5319 approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Concord conference call. The conference call will also be broadcast live over the Internet via the Webcast section featured on the home page of Concord's website
- WWW.CONCORD-CAMERA.COM. To listen to the live call, go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen to the live call, the conference call will be archived and can be accessed on Concord's website for approximately 5 business days. A copy of the earnings release will be available on the same website, by going to the Investor Relations page and clicking on the "Press Releases" link.

About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System (APS) and 35mm cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD and CONCORD EYE Q. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries.


Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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